Exhibit 99.2

Milacron to Consolidate Manufacture of Container Blow
Molding Machines and Special Mold Bases

CINCINNATI, OHIO, November 8, 2002 - To improve operating efficiency and customer service, Milacron Inc. (NYSE: MZ) is undertaking restructuring initiatives in two of its plastics technologies businesses. Over the next two quarters, all manufacturing of container blow molding machines and structural foam systems will be phased out of Uniloy Milacron's plant in Manchester, Michigan and relocated to the company's larger plant in Batavia, Ohio, near Cincinnati. This more modern and efficient facility in southwest Ohio already produces all of Milacron's other plastics machinery lines in North America, including equipment for injection molding, extrusion and industrial blow molding. The company also announced that its D-M-E mold technologies business will begin phasing out manufacturing at its plant in Monterey Park, California, shifting the production of special mold bases for injection molding to various other D-M-E facilities in North America.

"In effect, we're establishing a single, integrated center of excellence for all of our machinery manufacturing operations in North America," said Harold J. Faig, president and chief operating officer. "This will generate cost-saving synergies and economies of scale. Also, we're creating technical centers of excellence in Manchester and Monterey Park with increasing emphasis on improved customer response and service," he said.

In Manchester, Uniloy Milacron will still employ a highly skilled workforce of more than 200 professionals engaged in key elements of product design, applications engineering, sales and aftermarket support for structural foam and container blow molding machines, as well as in container mold production. The D-M-E technical center for sales, service and distribution will remain in the Monterey Park area to best serve its strong west coast customer base.

For the consolidations Milacron will incur a pre-tax charge to earnings of approximately $7 million, about half of which will be taken in the fourth quarter. Annualized cost savings from the actions are projected, on a pre-tax basis, to exceed $4 million, most of which will be realized in 2003. The savings come primarily from synergies and improved efficiencies associated with the use of more modern manufacturing facilities. Cash costs for the initiatives, estimated at about $4 million, all come in 2003.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).